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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in Amendment No. 37 in the Registration Statement on Form N-4 (File No. 33-45851) of our report dated April 12, 1999, on our audits of the statement of assets and liabilities as of December 31, 1998, and the related statements of operations and changes in net assets for each of the two years in the period then ended of the VA-II Separate Account of UNUM Life Insurance Company of America, and our report dated February 2, 1999, on our audits of the financial statements as of and for the years ended December 31, 1998 and 1997 of UNUM Life Insurance Company of America. We also consent to the reference to our Firm under the caption "Experts" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
Portland, Maine
April 28, 1999